Exhibit 99.1

Update: BioSig’s PURE EP™ System Demonstrates Potential Time and Cost Savings at the 15th APHRS Scientific Session in Singapore

●	Abstract highlights promising results from PURE EP™ study at premier Asia-Pacific Heart Rhythm Society Conference

Westport, CT, December 14, 2022 (GLOBE NEWSWIRE) - BioSig Technologies, Inc. (NASDAQ: BSGM) (“BioSig” or the “Company”), an advanced digital signal processing technology company delivering unprecedented accuracy and precision to intracardiac signal visualization with its proprietary PURE EP™ System, today announced that its PURE EP™ System was featured in an abstract presentation during the 15th Asia Pacific Heart Rhythm Society (APHRS) Scientific Session in Singapore.

Results from the randomized study reveal the PURE EP™ System’s potential to promote shorter procedural times and higher cost savings during catheter ablations. The study enrolled 20 patients with non-paroxysmal AF with post-ablation arrhythmia recurrence (“redo AF”). The primary objective was to determine the difference in procedural times when comparing ablations guided by PURE EP™’s electrocardiogram (EGM) visualization to the conventional ECG recording system. Study results demonstrated that the PURE EP™ System led to a mean procedure time reduction of 11.3 minutes. Given that the mean cost of operating room time is approximately $37 per minute1, the procedural time savings demonstrated by the PURE EP™ System suggest potential cost savings of approximately $418.10 per procedure. While this suggests that PURE EP™ might promote shorter procedural times, further studies are underway.

The abstract titled, “Reduced Time of Redo Atrial Fibrillation Ablation Procedures with PURE EP™ Recording System for ECG/EGM Visualization: A Randomized Study,” was presented as a poster presentation by Dr. G. Joseph Gallinghouse, Cardiac Electrophysiologist at St. David’s Medical Center in Austin, TX.

 “With over 75,000 AF ablations performed in the US each year2, the ability to demonstrate that PURE EP™ may reduce procedure times resulting in potential healthcare cost savings is a landmark milestone for the overarching value proposition of our technology,” said Gray Fleming, Chief Commercialization Officer, BioSig Technologies, Inc. “We believe a hospital can generate a meaningful return on investment in the first year of ownership of a PURE EP™ System. Additional studies demonstrating compelling clinical and economic value of the PURE EP™ System are in motion and we are looking forward to sharing these insights with the EP and healthcare community in the near future.”

APHRS 2022 represents the Company’s first abstract presentation at an international conference. It also marks the first physician-sponsored presentation unveiling clinical data from the Company’s REDO AF Sub Study, initiated in July 2021. [ClinicalTrials.gov Identifier: NCT04964440]

1.

Kawasaki K. Megan, Cleary J. David, Correa de Sa D. Daniel, Calame R. Susan, Dillon M. Christopher, Tsai H. Mitchell, (2019) Abstract 9552: Understanding the Costs Associated with Cardiac Ablations. Circulation, 2019;140:A9552. www.ahajournals.org/doi/10.1161/circ.140.suppl_1.9552

2.

"Late-Breaking Clinical Trials II: Innovation Boulevard: Pulsed AF: First Human Experience and Acute Procedural Outcomes Using A Novel Pulsed Field Ablation System" [Friday, May 8, 2020 at 11:00 a.m. EST]

About APHRS

The APHRS is a leading non-profit organization that represents medical, allied health, and science professionals specializing in cardiac rhythm disorders in the Asia-Pacific region. The annual Asia Pacific Heart Rhythm Society (APHRS) is a premier event featuring industry workshops and a core scientific program delivered by international and regional speakers.

About BioSig Technologies

BioSig Technologies is an advanced digital signal processing technology company bringing never-before-seen insights to the treatment of cardiovascular arrhythmias. Through collaboration with physicians, experts, and healthcare leaders across the field of electrophysiology (EP), BioSig is committed to addressing healthcare’s biggest priorities — saving time, saving costs, and saving lives.

The Company’s first product, the PURE EP™ System, an FDA 510(k) cleared non-invasive class II device, provides superior, real-time signal visualization allowing physicians to perform insight-based, highly targeted cardiac ablation procedures with increased procedural efficiency and efficacy. The PURE EP™ System is currently in a national commercial launch and an integral part of well-respected healthcare systems, such as Mayo Clinic, Texas Cardiac Arrhythmia Institute, Cleveland Clinic, and Kansas City Heart Rhythm Institute. In a blinded clinical study recently published in the Journal of Cardiovascular Electrophysiology, electrophysiologists rated PURE EP™ as equivalent or superior to conventional systems for 93.6% of signal samples, with 75.2% earning a superior rating. The global EP market is projected to reach $16B in 2028 with a 11.2% growth rate.1

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward- looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) market conditions and the Company’s intended use of proceeds; (ii) the geographic, social and economic impact of COVID-19 on our ability to conduct our business and raise capital in the future when needed; (iii) our inability to manufacture our products and product candidates on a commercial scale on our own, or in collaboration with third parties; (iv) difficulties in obtaining financing on commercially reasonable terms; (v) changes in the size and nature of our competition; (vi) loss of one or more key executives or scientists; and (vii) difficulties in securing regulatory approval to market our products and product candidates. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

1 Global Market Insights Inc. March 08, 2022.

Andrew Ballou

BioSig Technologies, Inc.

Vice President, Investor Relations

55 Greens Farms Road, 1st Floor

Westport, CT 06880

aballou@biosigtech.com

203-409-5444, x133